Exhibit 99.1

21ST CENTURY ONCOLOGY HOLDINGS, INC.

21st Century Oncology Contact: LeAnne M. Stewart Chief Financial Officer 239-931-7281 leanne.stewart@21co.com	Investor Contact: The Ruth Group Nick Laudico 646-536-7030 nlaudico@theruthgroup.com Brandon Vazquez 646-536-7032 bvazquez@theruthgroup.com

21st Century Oncology Appoints William R. Spalding to Board of Directors

FORT MYERS, FL, 21st Century Oncology Holdings, Inc. (the “Company”), the largest global, physician led provider of integrated cancer care services, announced that on May 12, 2016, the Board of Directors (the “Board”) increased the size of the Board from eight to nine members and appointed William R. Spalding as an independent member of the Board, effective immediately. The Board also appointed Mr. Spalding to the Capital Allocation Committee.

Dr. Daniel Dosoretz, Founder, President and Chief Executive Officer, commented, “We are pleased to add Mr. Spalding to our Board of Directors. His extensive expertise in operations, finance, governance and legal matters will be an important asset to our current board.”

Mr. Spalding, age 57, served in a number of roles for PharmMEDium Healthcare Holdings, Inc., including the Chief Executive Officer from January 2014 until November 2015. He previously was a Senior Partner at King and Spalding, LLP, where he led the Private Equity & Investment Funds Practice and was a member of the firm’s management committee. Prior to that, Mr. Spalding also served as Executive Vice President of CVS Caremark Corporation and Caremark Rx, Inc. In addition, Mr. Spalding has served as a board member for MedVantix Corporation, PharMEDium Healthcare Holdings, Inc. SecureWorks Corp., and Carter Presidential Center Board of Counselors. Mr. Spalding has an A.B. from Dartmouth College and a J.D. from Washington & Lee University School of Law.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global, physician led provider of integrated cancer care services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. As of December 31, 2015, the Company operated 181 treatment centers, including 145 centers located in 17 U.S. states and 36 centers located in seven countries in Latin America.

###